Exhibit 99.4

Nokia Agrees to Acquire NAVTEQ

This morning, Nokia announced its intent to acquire NAVTEQ.  A news release and Securities and Exchange Commission filing containing additional details were issued today and can be accessed on NAVTEQ’s intranet home page at your convenience.  But I wanted to share some of my thoughts as quickly as possible so you have a sense of what this means to the Company and you.

First of all, this is a very exciting milestone in our 22-year history.   Nokia has been a customer of ours since 2005.  Earlier this year, we began discussions about strengthening our relationship and formalizing a strategic alliance.  There were a number of opportunities that we found exciting including accelerating our coverage in emerging markets where handset penetration exceeds vehicle penetration, introducing content appropriate to pedestrian applications, and the generation of community content from Nokia handsets for use in a global traffic solution or to assist in updating our maps.  Through this process, Nokia concluded that NAVTEQ map content and traffic capabilities are complementary to its expansion into LBS services and that an acquisition would be their preferred outcome.

We are pleased that Nokia intends to operate NAVTEQ as an independent unit, much as we were under Philips, servicing the broad base of customers we serve today.  I will report directly to the Nokia President and CEO, Ollie-Pekka Kallasvuo, and NAVTEQ will continue to operate on the strength of its own financials.  Their intention is for NAVTEQ to continue the development and distribution of map  and other location-based content around the world.  Nokia also recognizes the importance of our connected services initiatives and we are focused on aligning our efforts to best meet the needs of our customers.  We expect very little change in our day to day operations, but we expect to continue to grow and evolve as an organization as we have in the past.

Nokia is the largest manufacturer of handsets around the world with more than 350 million sold annually.  They operate in more than 100 countries, working with more than 300 carriers.  Nokia has more than 900 million consumers around the world.   As we said in our news release, NAVTEQ will continue our investment in the quality, content and coverage our customers expect.  With Nokia, we will develop probe user-based input for use across all NAVTEQ customers.  And, Nokia will continue its focus on connected devices and location applications, particularly in emerging markets.

It is understandable that any potential change of this magnitude may initially cause you to feel somewhat uncertain about the future here at NAVTEQ.  While the specifics will unfold over time, what I can do now is reassure you that we will continue to operate as we have in the past and further our business around the globe.  I am as excited as ever about our future and the potential association with Nokia.  Indeed Nokia’s vision, “a world where everyone can be connected” is perfectly aligned with ours, “. . . we foresee a world in which everyone finds their way to people, places and opportunities more easily and safely than ever before.”  I also believe we will be able to bring higher-quality products and services to our existing customer base more quickly.

With this in mind, I ask each of you to continue the excellent work you do each day which has brought NAVTEQ great success.

As a reminder, per our longstanding policy, all outside inquiries should be referred as follows:

•     Investment community: Tom Fox

•     Customers: Winston Guillory, Jeff Mize and Rich Shuman

•     News media: Kelly Smith

Any questions that are Human Resources-related should be directed to Chris Moore.  We are posting this e-mail as well as other related materials including Q&A on the Office of the President intranet site.

Thank you again for your commitment to NAVTEQ and its very exciting future!

Judson

NAVTEQ Corporation (“NAVTEQ” or the  “Company”) will file a preliminary and definitive proxy statement and other relevant documents with the Securities and Exchange Commission (SEC) with respect to the proposed merger. The definitive proxy statement, when available, will be sent to NAVTEQ stockholders seeking their approval of the proposed merger.  Investors and NAVTEQ stockholders are urged to read carefully the preliminary and definitive proxy statement and other materials when they become available before making any voting decision because it will contain important information about the proposed merger. In addition, the documents filed with the SEC by NAVTEQ may be obtained free of charge from NAVTEQ’s website at www.NAVTEQ.com or by directing a request to NAVTEQ  Thomas R. Fox, 425 West Randolph Street, Chicago, IL 60606. Attention: Investor Relations, telephone: 1 312 894 7500

NAVTEQ and certain of its executive officers, directors and other employees may be deemed to be participants in the solicitation of proxies from NAVTEQ’s stockholders in connection with the proposed merger.  Information about the executive officers, directors and other employees of NAVTEQ and their direct or indirect interests, by security holdings or otherwise, in the merger will be set forth in the proxy statement when it becomes available and is also included in NAVTEQ’s proxy statement for its 2007 Annual Meeting, which was filed with the SEC on April 10, 2007 and Annual Report on form 10-K for the year ended December 31, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at NAVTEQ as described above.